UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2020

PHATHOM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39094	82-4151574
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Campus Drive, Suite 102 Florham Park, New Jersey 07932 (Address of principal executive offices) (Zip Code)
(877) 742-8466 (Registrant’s telephone number, include area code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHAT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01  Entry into a Material Definitive Agreement.

On May 5, 2020, Phathom Pharmaceuticals, Inc. (the “Company”) entered into a Commercial Supply Agreement (the “Commercial Supply Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”), pursuant to which Takeda will supply commercial quantities of the bulk drug product used in the Company’s product candidate vonoprazan. Takeda and the Company are parties to that certain License Agreement, dated May 7, 2019 (the “License Agreement”), pursuant to which Takeda granted to the Company an exclusive license under certain patents and know how relating to vonoprazan owned or controlled by Takeda to commercialize vonoprazan products using specified formulations for all human therapeutic uses in the United States, Europe and Canada (the “Territory”).

Pursuant to the Commercial Supply Agreement, Takeda has agreed to supply the Company with and the Company has agreed to purchase from Takeda certain quantities of vonoprazan bulk drug product according to approved specifications at a fixed price per batch of bulk drug product in order to commercialize vonoprazan in accordance with the License Agreement. The Commercial Supply Agreement sets forth a minimum and maximum number of batches of vonoprazan bulk drug product to be ordered by the Company each year, and in the event the Company does not purchase the minimum number of batches in a year, other than as a result of Takeda’s inability to supply such batches for any reason, or as a result of force majeure, the Company shall pay to Takeda the amount corresponding to the missing batches. Takeda has no obligation to supply bulk drug product above the maximum number of batches specified in the Commercial Supply Agreement. However, after July 15, 2020, upon the Company’s request, if Takeda can support additional batches of bulk drug product, the Company and Takeda may agree in writing to add additional batches of bulk drug product beyond the maximum quantity set forth in the Commercial Supply Agreement.

In addition, under the Commercial Supply Agreement, Takeda has agreed to provide certain materials, including active pharmaceutical ingredient, to support the transfer of technology and Takeda manufacturing know-how to the Company’s contract manufacturing organizations (“CMOs”) and has agreed to negotiate in good faith to agree on reasonable additional services, including technical advice and supply of materials, to assist the Company with technology transfers to the CMOs. The Company has agreed to pay for all costs related to any technology transfer materials and services.

Unless terminated earlier, the term of the Commercial Supply Agreement extends for a period of two years from the date the Company places an order for bulk drug product for the first commercial launch of vonoprazan in any jurisdiction in the Territory, provided that this two-year period will expire no later than December 31, 2023. Commencing January 1, 2021, upon the Company’s request, Takeda and the Company will enter into good faith negotiations for a longer term commercial supply agreement. The Commercial Supply Agreement may be terminated upon written notice by either party if the other party has failed to remedy a material breach of the terms of the Commercial Supply Agreement within a specified period following receipt of written notice of such breach. The Commercial Supply Agreement will terminate immediately upon the termination of the License Agreement in accordance with its terms.

The Commercial Supply Agreement also includes customary provisions relating to, among others, delivery, inspection procedures, warranties, quality management, storage, handling and transport, intellectual property, confidentiality and indemnification. The foregoing description of the Commercial Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Commercial Supply Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHATHOM PHARMACEUTICALS, INC.

Date: May 5, 2020	By:	/s/ Larry Miller

Larry Miller
General Counsel and Secretary